Exhibit 99.1



       Investor Relations Contact:            Public Relations Contact:
       Meredith Mendola                       Joe Gavaghan
       781-370-6151                           781-370-5074
       mmendola@ptc.com                       jgavaghan@ptc.com


                PTC Provides Third Quarter 2003 Financial Update

NEEDHAM, Mass., July 2, 2003 - PTC (Nasdaq: PMTC) today announced that it expects revenue for the fiscal 2003 third quarter ended June 28, 2003 to be approximately $165 million, compared with the Company's guidance of approximately $170 million. GAAP net loss per share for the third quarter is expected to be in the range of $0.12 to $0.14. This includes restructuring charges of approximately $8 million associated with PTC's previously announced cost reduction plan, as well as a charge of approximately $6 million to increase previously established liabilities for excess leased facilities associated with PTC's 1998 acquisition of Computervision Corporation.

"Our net loss for the quarter will be higher than expected, due primarily to the facilities charge made necessary by the weakened commercial real estate market in the Northeast U.S.," said Neil Moses, executive vice president and chief financial officer. "We are aggressively implementing the operating cost reductions announced in April. These actions should result in a modest benefit to operating expenses in the third quarter, with a more pronounced benefit in the fourth quarter as we position ourselves for profitability in 2004."

"Revenue growth continues to be challenging as the manufacturing sector has remained stagnant," added C. Richard Harrison, president and chief executive officer. "Nevertheless, our commitment to our strategy has significantly improved our ability to help customers drive value within product development more quickly and cost-effectively. This has clearly strengthened the confidence our customers have in PTC and our competitive position in the marketplace."

PTC expects to announce final results for the third quarter on Wednesday, July 16, before the market opens. On that day at 10 a.m. ET, the Company will hold a conference call and live webcast to discuss its results and provide an outlook update (the earnings press release and accompanying financial and operating statistics will be accessible prior to the conference call and webcast on the Company's web site). To access the live webcast, please visit www.ptc.com/for/investors.htm. To access the live call, please dial 888-829-8668 (in the U.S.) or +1-630-395-0019 (international). Please use passcode PTC. A replay of the call will be available until 5:00 p.m. ET on July 21, 2003. To access the replay via webcast, please visit www.ptc.com/for/investors.htm. To access the replay by phone, please dial 402-530-7895.

PTC (Nasdaq: PMTC) develops, markets, and supports software solutions that help manufacturers win with superior products. PTC is the world's largest software company with a total commitment to product development and product lifecycle management. The company services more than 35,000 customers worldwide. Further information on PTC is available at http://www.ptc.com.

Except for the historical information contained herein, matters discussed in this news release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include: the Company's final operating results for the third quarter of fiscal 2003; continued execution of our cost reduction initiatives; the success of our initiatives to facilitate our customer's understanding of the benefits of our product development system, including return on investment and value creation, and the effects of a weak IT spending environment which has impacted the overall demand for software and related services; as well as other risks and uncertainties detailed from time to time in reports filed by PTC with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q.

PTC, The Product Development Company, Product First, Pro/ENGINEER, Wildfire, Windchill, and all PTC product names and logos are trademarks or registered trademarks of Parametric Technology Corporation or its subsidiaries in the United States and in other countries.

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